Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-158779 and 333-155641 on Form S-3; and in Registration Statement Nos. 33-54307, 333-143432, 333-91786, and 333-157151 on Form S-8 of our report dated February 19, 2010, relating to the consolidated financial statements and financial statement schedules of Pinnacle West Capital Corporation and the effectiveness of Pinnacle West Capital Corporation’s internal control over financial reporting appearing in this Annual Report on Form 10-K of Pinnacle West Capital Corporation for the year ended December 31, 2009.
/s/ Deloitte & Touche, LLP
Phoenix, Arizona
February 19, 2010